Exhibit 10.8

RESTRICTED STOCK UNIT AGREEMENT
(Director Equity Incentive Program)

_____________________, Amgen Inc. Grantee:

On this __ day of _______________ (the “Grant Date”), Amgen Inc., a Delaware corporation (the “Company”), pursuant to its Amgen 2009 Director Equity Incentive Program (as amended and/or restated from time to time, the “Program”) which implements the Amgen Inc. 2009 Equity Incentive Plan, as amended and/or restated from time to time (the “Plan”), has granted to you, the grantee named above, _____________ restricted stock units (the “Units”) with respect to ______________ Shares on the terms and conditions set forth in this Restricted Stock Unit Agreement, including any appendix hereto (as further described in Section XIV below) containing special terms and conditions applicable to your country (collectively, this “Agreement”), and the Plan. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Plan and/or the Program.

I.    Vesting Schedule. Subject to the terms and conditions of this Agreement and in consideration for services previously rendered by you, one hundred percent (100%) of the Units shall vest upon the date hereof (the “Vesting Date”).

II.    Form and Timing of Payment. Any vested Units shall be paid by the Company in Shares (on a one-to-one basis) on, or as soon as practicable after, the Vesting Date (but in any event by the fifteenth day of the third month following the tax year in which they vest), unless you have irrevocably elected in writing by December 31 of the year preceding the Vesting Date to defer the payment of such Units under one of the following options: (i) full payment of the vested Units in January of a year specified by you which shall be no earlier than the third calendar year following the calendar year in which the date of grant occurs and no later than the tenth calendar year following such year; (ii) full payment of the vested Units in January of the calendar year following the year in which you cease to be an Eligible Director (and experience a “separation from service” with the Company within the meaning of Code Section 409A) for any reason; (iii) payment of the vested Units in five substantially equal annual installments, commencing in January of the calendar year following the year in which you cease to be an Eligible Director (and experience a “separation from service” with the Company within the meaning of Code Section 409A) for any reason; or (iv) payment of the vested Units in ten substantially equal annual installments, commencing in January of the calendar year following the year in which you cease to be an Eligible Director (and experience a “separation from service” with the Company within the meaning of Code Section 409A) for any reason; provided, however, that no Shares shall be issued hereunder unless the Board determines that the consideration received by the Company in exchange for the issuance of Common Stock has a value not less than the par value thereof. Any deferral election made pursuant to this Section II shall specify the distribution schedule from the options provided in this Section II and shall be irrevocable.

III.    Transferability. No benefit payable under, or interest in, this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, your or your beneficiary's debts, contracts, liabilities or torts; provided, however, nothing in this Section III shall prevent transfer (i) by will, (ii) by applicable laws of descent and distribution or (iii) to an Alternate Payee to the extent that a QDRO so provides, as further described in the Program.

IV.    No Contract for Employment. This Agreement is not an employment or service contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or any Affiliate, or of the Company or any Affiliate to continue your employment or service with the Company or any Affiliate.

V.    Notices. Any notices provided for in this Agreement, the Program or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at such address as is currently maintained in the Company's records or at such other address as you hereafter designate by written notice to the Company.

VI.    Nature of Grant. In accepting the Units granted hereunder, you acknowledge that:

(a)    the Program and Plan are established voluntarily by the Company, are discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time;

(b)    the grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units, even if Units have been granted repeatedly in the past;

(c)    your participation in the Program and Plan is voluntary;

(d)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(e)    the future value of the underlying Shares is unknown and cannot be predicted with certainty; and

(f)    the Units and the benefits under the Program and Plan, if any, will not automatically transfer to another company in the case of a merger, takeover or transfer of liability.

VII.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Program and Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Program and Plan before taking any action related to the Program and Plan.

VIII.    Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, the Company or its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Program and Plan.

You understand that the Company or its Affiliates may hold certain personal information about you, including, without limitation, your name, home address and telephone number, date of birth, social insurance number (to the extent permitted under applicable local law) or other identification number, salary, nationality, job title, residency status, any shares of stock or directorships held in the Company, details of all equity compensation or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Program and Plan (“Data”). You understand that Data may be transferred to Merrill Lynch Bank & Trust Co., FSB (or any successor thereto) or any third parties assisting in the implementation, administration and management of the Program and Plan, that these recipients may be located in your country or elsewhere including outside the European Economic Area, and that the recipient's country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the

Company. You authorize the Company, its Affiliates, Merrill Lynch Bank & Trust Co., FSB (or any successor thereto) and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering, and managing your participation in the Program and Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Program and Plan, including any requisite transfer of such Data as may be required to any other broker, escrow agent or other third party with whom the shares issued upon vesting of the Units may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Program and Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company. You understand that refusal or withdrawal of consent may affect your ability to participate in the Program and Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the Company.

IX.    Language. If you have received this Agreement or any other document related to the Program and Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

X.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Program and Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Program and Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

XI.    Severability. The provisions of this Agreement are severable and if any one or more are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

XII    Plan and Program. This Agreement is subject to all the provisions of the Plan and Program and their provisions are hereby made a part of this Agreement, including without limitation the provisions of Section 9.5 of the Plan relating to Restricted Stock Units, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan and the Program, the provisions of the Plan and the Program shall control.

XIII.    Governing Law. This Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions thereof. For purposes of litigating any dispute that arises hereunder, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, or the federal courts for the United States for the federal district located in the State of Delaware, and no other courts, where this Agreement is made and/or to be performed.

XIV.    Appendix. Notwithstanding any provisions in this Agreement, Units shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Program and Plan. The Appendix constitutes part of this Agreement.

XV.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Units and on any Shares acquired under the Program and Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Program and Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Very truly yours,
AMGEN INC.

By: _____________________
Name:
Title:
Accepted and Agreed,
this ___ day of ______________, 201_.

By: __________________________
Name:

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS OF THE
AMGEN INC. 2009 EQUITY INCENTIVE PLAN AS AMENDED AND/OR RESTATED
FROM TIME TO TIME AND DIRECTOR EQUITY INCENTIVE PROGRAM

GRANT OF RESTRICTED STOCK UNITS
(NON-U.S.)

TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern any Units granted under the Program and Plan if, under applicable law, you are a resident of, or are deemed to be a resident of one of the countries listed below.  Furthermore, the additional terms and conditions that govern any Units granted hereunder may apply to you if you relocate to one of the countries listed below. Certain capitalized terms used but not defined in this Appendix A shall have the meanings set forth in the Program, the Plan and/or the Agreement to which this Appendix is attached.

NOTIFICATIONS

This Appendix also includes notifications relating to exchange control and other issues of which you should be aware with respect to your participation in the Program and Plan. The information is based on the exchange control, securities and other laws in effect in the countries to which this Appendix refers as of February 2013. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the notifications herein as the only source of information relating to the consequences of your participation in the Program and Plan because the information may be outdated when you vest in the Units and acquire Shares under the Program and Plan, or when you subsequently sell Shares acquired under the Program and Plan.

In addition, the notifications are general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you or you may be subject to the provisions of one or more jurisdictions.

BELGIUM

NOTIFICATIONS

Tax Reporting Notification.  You are required to report any taxable income attributable to the Units granted hereunder on your annual tax return. You are also required to report any bank accounts opened and maintained outside Belgium on your annual tax return.

FRANCE

TERMS AND CONDITIONS

Language Consent. By accepting the grant, you confirm having read and understood the Plan and Agreement which were provided in the English language. You accept the terms of those documents accordingly.

Appendix A-1

En acceptant l'attribution, vous confirmez avoir lu et compris le Plan et le Contrat, qui ont été communiqués en langue anglaise. vous acceptez les termes de ces documents en connaissance de cause.

NOTIFICATIONS

Exchange Control Information. If you import or export cash with a value equal to or exceeding €10,000 and you do not use a financial institution to do so, you must submit a report to the customs and excise authorities. Further, if you hold Shares outside of France or maintain a foreign bank account, you are required to report such to the French tax authorities when filing your annual tax return. Failure to comply could trigger significant penalties.

Appendix A-2